February 1, 2017

PAYOFF AGREEMENT

This Payoff Agreement (“Agreement”) is made and entered into between Gibraltar Business Capital, LLC (“Gibraltar”), Alkaline 88, LLC, Alkaline Water Corp, and The Alkaline Water Company Inc. (herein collectively referred to as “Client”), and Steven P. Nickolas (“Guarantor”).

Gibraltar, Client, and Guarantor hereby agree as follows:

1.     Payoff. Client agrees to pay Gibraltar an amount equal to the outstanding indebtedness and obligations owing from Client to Gibraltar (the “Gibraltar Obligations”). This Agreement will confirm that, upon receipt via wire transfer of immediately available funds to Gibraltar in the aggregate amount of $628,782.94 (the “Payoff Amount”), all of the Gibraltar Obligations shall be terminated and satisfied in full as of the close of business on February 1, 2017 (“Payoff Date”). This Agreement is only good for the Payoff Date referenced herein.

The Payoff Amount shall be sent by wire transfer in accordance with the following instructions:

Gibraltar Business Capital, LLC
Wells Fargo Bank, N.A.
ABA Routing Number: 121000248
Account Number: 4122095029

2.     UCC Termination Statements. Upon receipt by Gibraltar of the Payoff Amount, by wire transfer as set forth above, and a counterpart of this Agreement executed by Client and Guarantor, Gibraltar shall authorize Client or its agent to file UCC Termination Statements to terminate all UCC Financing Statements in Gibraltar’s favor with respect to the Gibraltar Obligations, and Gibraltar agrees to sign and deliver to Client such documents and take such other actions as Client shall reasonably request to terminate all of Gibraltar’s liens and security interests in all assets of Client or held for the account of Client.

3.     Tender of Collections to Client. All payments1 received by Gibraltar on behalf of Client, after receipt of the Payoff Amount, shall be forwarded to Client within five (5) business days after receipt of the same in accordance with the following instructions:

Bank:	Wells Fargo Bank, N.A.
Address:	100 W. Washington St. 20th Floor, Phoenix, AZ 85003
Account Name:	Alkaline 88, LLC
ABA Routing Number:	122105278
Account Number:	2072500297
Reference:	Gibraltar

[1]	$25.00 wire fee will be applied to all transactions.

4.     Reimbursement to Gibraltar. Client shall reimburse Gibraltar for all payments received by Gibraltar on behalf of Client if the instrument constituting such payment is returned for nonpayment or for any other reason, after receipt of the Payoff Amount. Client agrees, with respect to all payments forwarded to Client pursuant to Section 3 hereof which are returned for nonpayment or for any other reason, to repay Gibraltar the amount of any check or other payment instrument, upon demand, if the instrument constituting such payment is returned.

5.     Indemnification; Authorization of Payment. Client agrees to indemnify and hold Gibraltar harmless for all payments and all reasonable out-of-pocket costs, expenses, claims, and damages incurred in performance by Gibraltar of its obligations under this Agreement. By signing this Agreement, Client acknowledges the Payoff Amount referred to herein is due and owing to Gibraltar and confirms its agreement to the terms and provisions of this Agreement.

6.     General Release. Client, Guarantor, and their successors and assigns do each hereby fully, finally, and forever release and waive any and all claims, demands, actions, causes of action, damages, claims, debts, demands, liabilities, obligations, costs, expenses, and other rights of any nature whatsoever, whether known or unknown, presently existing or arising in the future, in law or in equity, against Gibraltar, as well as the successors, officers, predecessors, assigns, agents, employees, attorneys, and representatives of Gibraltar, arising out of or in any way relating to the agreements evidencing or in any manner related to the Gibraltar Obligations, the administration of the financing provided under any and all such agreements, and/or the actions taken by Gibraltar in any way connected with the foregoing.

7.     Notices to Parties. All notices to the parties shall be in writing and sent by first class United States mail, postage prepaid, or by reputable messenger service, or by hand delivery to the following addresses:

If to Gibraltar:
   Gibraltar Business Capital, LLC
   400 Skokie Blvd, Suite 375
   Northbrook, IL 60062
   Attention: Mark Stoeberl, Chief Credit Officer

If to Client:
   Alkaline 88, LLC
   Alkaline Water Corp
   The Alkaline Water Company Inc.
   7730 E Greenway Rd, Suite 203
   Scottsdale, AZ 85260
   Attention: Steven P. Nickolas, Manager

8.     Severability of Invalid Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.     Warranty of Signing Representative. The representative signing this Agreement on behalf of Gibraltar and Client each represents and warrants that he or she has been duly authorized by his or her respective board of directors, managers and/or members, or partners to execute and deliver this Agreement and that upon execution and delivery hereof by all parties hereto, this Agreement will be binding and enforceable in accordance with its terms against such party for whom such representative has signed.

10.    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the successors and assigns of all parties hereto.

11.    Counterpart Execution. This Agreement may be executed in several counterparts, without the requirement that all parties sign each counterpart. Each of such counterparts shall be an original, but all counterparts together shall constitute one and the same instrument.

12.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to conflict of law principles.

13.    Jury Waiver. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

14.    Integrated Agreement and Subsequent Amendment. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and may not be altered or amended except by written agreement signed by Gibraltar, Client and Guarantor. All other prior and contemporaneous agreements, arrangements, and understandings between the parties hereto as to the subject matter hereof are rescinded.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Client, Gibraltar and Guarantor have executed this Payoff Agreement as of the date first above written.

Client:

GIBRALTAR BUSINESS CAPITAL, LLC	ALKALINE WATER CORP

By:	/s/ Mark J. Stoeberl	By:	/s/ Richard A. Wright
	Mark J. Stoeberl		Richard A. Wright
Its:	Chief Credit Officer	Its:	President

THE ALKALINE WATER COMPANY INC.

By:	/s/ Richard A. Wright
Richard A. Wright
Its:	Vice President and Secretary

ALKALINE 88, LLC

By:	The Alkaline Water Company Inc.
Its:	Manager

By:	/s/ Richard A. Wright
Richard A. Wright
Its:	Vice President and Secretary

Guarantor:

STEVEN P. NICKOLAS